UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 11, 2006
ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 West 35th Street Chicago, IL 60616 (312) 567-4000	1750 Tysons Boulevard Suite 1300 McLean, VA 22102 (703) 918-4480

(Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
On December 11, 2006, Alion Science and Technology Corporation (the “Company”) entered into Amendment No.1 to the Bridge Loan Agreement (“Amendment Agreement No. 1”) among Credit Suisse (“CS”), the lenders signatory thereto (the “Lenders”) and certain subsidiary guarantors of the Company (the “Guarantors”), pursuant to which (a) the parties agreed to amend the definition of “Applicable Premium” in that certain Bridge Loan Agreement, dated as of June 30, 2006, by and among the Company, CS and the Guarantors (the “Bridge Loan Agreement”) to delay by two months the increase of the Applicable Premium from 0% to 1%, and (b) the Company agreed to pay to the Lenders an aggregate amendment fee of $850,000. The Company expects to issue up to $200.0 million of unsecured senior notes in January 2007 and expects to use the net proceeds to repay the Company’s Bridge Loan and a portion of its senior term loan. The Company expects that by entering into Amendment Agreement No. 1, the Company may be in a position to avoid paying the Applicable Premium if it is able to repay the Bridge Loan in January 2007.
A copy of the Amendment Agreement No. 1 is attached to this current report on Form 8-K as Exhibit 10.80, and it is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Amendment Agreement No. 1 and the transactions contemplated thereby is not intended to be complete, and it is qualified in its entirety by the complete text of the Amendment Agreement No. 1 and the Bridge Loan Agreement.
Item 9.01     Financial Statements and Exhibits
(d)	Exhibits.

10.80: Amendment No. 1 to the Bridge Loan Agreement dated as of December 11, 2006, by and among the Company, CS, the Guarantors and the lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 14, 2006

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ John M. Hughes
	Name:	John M. Hughes
	Title:	Chief Financial Officer

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